Exhibit 99.1

Interactive Data Corporation Reports Revenue Increase of 19.3% and
Net Income Increase of 22.2% in Second Quarter of 2003

Diluted Earnings Per Share Rise 26.7% to $0.19

BEDFORD, MA, July 24, 2003 — Interactive Data Corporation (NYSE: IDC) today announced results for the second quarter ended June 30, 2003. Revenues increased 19.3% (or 17.2% before the effects of foreign exchange) to $111.5 million from $93.5 million for the second quarter of 2002. Net income rose 22.2% to $17.7 million, or $0.19 per diluted share, from $14.5 million, or $0.15 per diluted share, for last year’s same period.

Stuart Clark, president and chief executive officer, commented “We were very pleased to once again deliver a strong financial performance, with net income growth of just over 22% for the second quarter and 29% for the first half of 2003. New sales in the second quarter continued to be strong across the company and, at the end of the half year, were at levels that were comparable to our new sales achievement for the equivalent period last year. This sales performance was driven by our higher value products, such as Fair Value Information, evaluated pricing of thinly traded securities, and the new Credit Risk module within our CMS BondEdge product.

“Against this success, the business climate we encountered remained one where many customers were under pressure to reduce costs, and this affected us through continued higher than usual levels of service cancellations and service downgrades, accompanied with a focus by customers on all areas of discretionary spending. Despite this very difficult business climate, we grew our revenues by 19.3% in the quarter, with the majority of that growth coming from the ComStock business which we acquired from Standard & Poor’s on February 28, 2003. Renewal rates for our institutionally oriented business in the second quarter remained at the 95% level.

“As highlighted last quarter, our results now reflect all of the cost saving benefits envisioned from the Securities Pricing Service we acquired from Merrill Lynch on January 31, 2002. Our most recent acquisition, the ComStock business, is meeting our expectations and good progress is being made on all aspects of the integration process. Given the strength of our balance sheet and cash position, we continue to be well-placed to consider acquisition opportunities capable of accelerating the development of our business in areas of higher value products, relevant adjacent markets and geographic expansion.”

Other Second Quarter Operating and Financial Highlights

•	The ComStock business contributed $15.5 million in revenues in the second quarter, which was in line with our expectations.

•	Overall, the FT Interactive Data business continued to generate much of the company’s organic revenue growth through the sale of high value evaluated pricing services on thinly traded securities and from our Fair Value Information Service, which has now been implemented by 12 leading mutual fund and life insurance companies. In North America, revenue growth was just over 1%. This rate of growth was reduced from that of previous quarters due to higher than usual levels of service cancellations and service downgrades, accompanied with a focus by customers on all areas of discretionary spending. As anticipated, business conditions in Europe remained challenging, with revenues growing 7% (but declining by approximately 3% before the effects of foreign exchange), from the comparable three-month period last year. Asia-Pacific grew approximately 22% (or just over 9% before the effects of foreign exchange), over the comparable three-month period in 2002.

•	CMS BondEdge revenues decreased by approximately 2% compared to the second quarter last year. For the first half of the year, CMS BondEdge revenues increased by 2.5% as compared to the same period in 2002. We achieved three new sales of the Credit Risk module in the second quarter.

•	eSignal revenues increased 11.3% compared to the same quarter last year. During the quarter, the number of subscribers to the newer, Internet-delivered product reached an all-time high of more than 42,000. As expected, revenues from broadcast-delivered products declined by $0.7 million.

•	Due to the ComStock acquisition, operating expenses for the second quarter rose by $11.7 million, or 19.1%, compared to the second quarter of 2002. Without the acquisition, operating expenses decreased by approximately 1% due to cost savings realized through the integration of the Securities Pricing Service.

Six Month Results

For the six months ended June 30, 2003, Interactive Data reported revenues of $210.9 million versus $182.9 million for the comparable period in 2002, an increase of 15.3%. Operating expenses rose 12.9%, or $15.5 million for the comparable period in 2002. Income from operations increased 28.3% from $45 million in the first six months of 2002 to $57.8 million for the comparable period in 2003. As a result, for the first six months of 2003, net income rose 29.0% to $36.0 million or $0.38 per diluted share from $27.9 million, or $0.30 per diluted share, for the comparable period in 2002.

As of June 30, 2003, Interactive Data Corporation had no outstanding debt and had cash and cash equivalents of $83.1 million. During the quarter, the company did not repurchase additional shares under its existing buyback program.

2003 Outlook

We previously indicated we expect revenue growth for 2003 to be on the lower end of a range between 18-21%, and earnings per share growth to be in the middle to higher end of a range between 15-19%. Given the continued softness in the markets we serve, as well as our need to invest in the integration of ComStock, we currently believe we are most likely to achieve revenue growth of approximately 17% and earnings per share growth in the middle of the 15-19% range. We continue to expect our effective tax rate for 2003 to be 38-39% and our 2003 capital expenditures to range between $21-$23 million. We continue to point out, however, that the worldwide economic recession and political conditions have had an adverse impact on the financial markets that we serve. Consequently, if such conditions or their impact worsen, our view of the company’s 2003 outlook could change.

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call Thursday, July 24, at 11:00 a.m. Eastern Time to discuss the second quarter 2003 results and additional matters. The dial-in number for the call is 703-634-1052; no access code is required. Investors and interested parties may also listen to the call via a live web broadcast available through the Investor Relations section of the company’s web site at www.interactivedatacorp.com and through www.StreetEvents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. A replay will be available on both web sites shortly after the call. In addition, a telephone replay will be available from July 24 at 2:00 p.m. through Thursday, July 31, 2003. The replay can be accessed by can be accessed by dialing 706-645-9291 or 800-642-1687, conference ID #1186779.

Forward-looking and Cautionary Statements

     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe-harbor created by such Act. These statements include our statements regarding our ability to grow in difficult market conditions, our ability to accelerate the development of our business in areas of higher value products, relevant adjacent markets and geographic expansion through strategic acquisitions, our ability to successfully integrate and deliver synergies from strategic acquisitions, including ComStock, the anticipated sales opportunities and infrastructure savings we expect from the ComStock acquisition, expected revenue growth or declines, and all other statements discussing future financial conditions, results or projections, including those appearing under the heading “2003 Outlook.” These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than us and their strategic response to our services and products; (ii) changes in technology, which could affect the competitiveness of our products and services; (iii) maintaining relationships with our key suppliers and providers of market data; (iv) a continuing slowdown or decline in activity levels in the securities markets, which could lower demand for our products and services; (v) the impact of the difficult worldwide economic and political conditions on the financial markets and the industries we serve; (vi) the impact of cost cutting pressures across the industries we serve; (vii) consolidation of financial services, both within an industry and across industries, which could lower demand for our products and services; (viii) a prolonged outage at one of our data centers; (ix) our ability to broaden our subscriber base; (x) difficulty or unexpected complications we may experience integrating or operating the ComStock business; (xi) ComStock revenues may materialize at lower than expected levels; (xii) a decline in market acceptance of our services or products or the potential obsolescence of our services or products, including due to the introduction of new technologies; and (xiii) the failure of one or more new business initiatives. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation is a leading global provider of securities pricing, financial information, and analytic tools to institutional and individual investors. The company supplies time-sensitive pricing (including evaluated pricing), dividend, corporate action, and descriptive information for more than 3.5 million securities traded around the world, including hard-to-value instruments. The company links to most of the world’s best-known financial service and software companies for trading, analysis, portfolio management, and valuation.

Interactive Data Corporation is headquartered in Bedford, Massachusetts. Through its branded businesses, FT Interactive Data, ComStock, CMS BondEdge, and eSignal, Interactive Data Corporation has approximately 1,800 employees in offices located throughout North America, Europe, Asia, and Australia. Pearson plc (NYSE: PSO), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 60 percent of the outstanding common stock of Interactive Data Corporation.

Company Contact	Media Contact	Investor Relations Contact
Steven Crane	Jeanne Murphy	Harriet Fried
Chief Financial Officer	Interactive Data Corporation	Lippert/Heilshorn & Assoc.
(781) 687-8309	(781) 687-8548	(212) 838-3777
Steven.Crane@ftid.com	Jeanne.Murphy@ftid.com	hfried@lhai.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

	2003	2002	Change	2003	2002	Change

SERVICE REVENUES	111,460	93,453	19.3%	210,937	182,895	15.3%
COSTS & EXPENSES
Cost of Services	35,569	28,236	26.0%	66,608	54,727	21.7%
Selling, general & administrative	37,530	33,127	13.3%	68,683	65,111	5.5%
Depreciation	4,603	3,676	25.2%	8,623	7,079	21.8%
Amortization	5,122	4,746	7.9%	9,239	10,950	-15.6%

Total costs & expenses	82,824	69,785	18.7%	153,153	137,867	11.1%

INCOME FROM OPERATIONS	28,636	23,668	21.0%	57,784	45,028	28.3%
Other income, net	208	449	-53.7%	718	841	-14.6%

INCOME BEFORE INCOME TAXES	28,844	24,117	19.6%	58,502	45,869	27.5%
Provision for Income Taxes	11,105	9,601	15.7%	22,523	17,981	25.3%

NET INCOME	17,739	14,516	22.2%	35,979	27,888	29.0%
NET INCOME PER SHARE
Basic	0.19	0.16	18.8%	0.39	0.31	25.8%
Diluted	0.19	0.15	26.7%	0.38	0.30	26.7%
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	92,189	91,116	1.2%	91,992	90,843	1.3%
Diluted	94,381	94,121	0.3%	94,052	93,832	0.2%

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$83,059	$153,243
Accounts receivable, net	70,299	53,924
Receivable from affiliates	388	—
Prepaid expenses and other current assets	6,871	5,366
Deferred income taxes	6,550	6,487

Total current assets	167,167	219,020

Property and equipment, net	37,031	36,786
Goodwill	454,296	381,790
Other intangible assets, net	185,463	125,003
Other assets	2,613	2,628

Total Assets	$846,570	$765,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$8,222	$10,805
Payable to affiliates	1,723	1,789
Accrued liabilities	54,255	52,938
Income taxes payable	8,885	9,235
Deferred revenue	30,261	22,786

Total current liabilities	103,346	97,553
Deferred tax liabilities	30,903	3,305
Other liabilities	1,794	1,626

Total Liabilities	136,043	102,484

Stockholders’ Equity:
Preferred stock	—	—
Common stock	946	937
Additional paid-in capital	795,456	786,470
Treasury stock, at cost	(26,980)	(25,650)
Accumulated deficit	(58,419)	(94,398)
Accumulated other comprehensive loss	(476)	(4,616)
Total Stockholders’ Equity	710,527	662,743

Total Liabilities and Stockholders’ Equity	$846,570	$765,227

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	June 30,
	(Unaudited)
	2003	2002

Cash flows provided by (used in) operating activities:
Net income	35,979	27,888
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,862	18,029
Tax benefit from exercise of stock options	2,711	4,074
Deferred income taxes	0	(878)
Other non-cash items, net	50	6
Changes in operating assets and liabilities, net	(12,344)	(23,747)

NET CASH PROVIDED BY OPERATING ACTIVITIES	44,258	25,372

Cash flows provided by (used in) investing activities:
Purchase of fixed assets	(4,404)	(5,899)
Acquisition of business	(115,972)	(48,000)
Other investing activities	170	340

NET CASH USED IN INVESTING ACTIVITIES	(120,206)	(53,559)
Cash flows provided by (used in) financing activities:
Purchase of treasury stock	(1,330)	—
Proceeds from exercise of stock options and employee stock purchase plan	6,284	7,201

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,954	7,201
Effect of exchange rate on cash	810	798

NET DECREASE IN CASH AND CASH EQUIVALENTS	(70,184)	(20,188)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	153,243	118,522

CASH AND CASH EQUIVALENTS AT END OF PERIOD	83,059	98,334